CERTIFICATE OF ADJUSTMENT

Pursuant to Section 11 of the Amended and Restated Rights Agreement dated as of February 2, 1999 (the “Rights Agreement”) between Selective Insurance Group, Inc. (the “Company”) and Wells Fargo Bank, National Association, as Successor Rights Agent, the Company hereby certifies as follows:

I.	Statement of Facts.

At its January 30, 2007 meeting, the Company’s Board of Directors declared a two-for-one share division of the common stock, par value $2.00 per share, of the Company (the “Common Stock”), in the form of a share dividend of one additional share of Common Stock for each outstanding share of Common Stock issued by the Company (the “Share Dividend”). The Share Dividend is payable on February 20, 2007 (the “Effective Date”) to holders of record as of February 13, 2007. Pursuant to the provisions of Section 11(n) of the Rights Agreement, an adjustment is to be made to the number of one two-hundredths of a Preferred Share (as defined in the Rights Agreement) purchasable after the Effective Date upon proper exercise of each Right (as defined in the Rights Agreement) and the number of Rights outstanding, as set forth below.

II.	Adjustment.

The following adjustments will be effected as of the Effective Date pursuant to the terms of the Rights Agreement:

(a)        Number of Preferred Shares Purchasable. The number of one two-hundredths of a Preferred Share purchasable upon proper exercise of each Right is adjusted from one two-hundredths of a Preferred Share to one-half of one two-hundredths of a Preferred Share (or one four-hundredths of a Preferred Share).

(b)        Number of Rights. The number of Rights outstanding is adjusted by issuing one new Right for each share of Common Stock issued in connection with the Share Dividend (with one such new Right to be attached to each such share of Common Stock pursuant to the terms of the Rights Agreement).

Dated as of this 20th day of February, 2007.

SELECTIVE INSURANCE GROUP, INC.

By:	/s/ Gregory E. Murphy
	Name:	Gregory E. Murphy
	Title:	Chairman, President and
Chief Executive Officer